Exhibit 10.1

EXECUTION VERSION

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Dated 11 September 2014

Dr. Falk Pharma GmbH

- and -

Salix Pharmaceuticals, Inc.

SECOND AMENDMENT TO LICENSE AGREEMENT

(Mesalamine)

THIS SECOND AMENDMENT TO LICENSE AGREEMENT is made to be effective as of the 11th day of September, 2014

BETWEEN:

(1) Dr. Falk Pharma GmbH, a company organized under the laws of Germany, with its principal offices at Leinenweberstrasse 5, 79108 Freiburg, Germany (“Falk”); and

(2) Salix Pharmaceuticals, Inc., a company incorporated in the State of California whose principal place of business is 8510 Colonnade Center Drive, Raleigh, North Carolina 27615, U.S.A. (“Salix”).

WHEREAS:

(a) Falk and Salix are parties to that certain License Agreement, dated 15 July 2002, as amended by an amendment dated 24 November 2003 (as so amended, the “Original Agreement”);

(b) Falk and Salix are parties to litigation, Civil Action No. 12-cv-1104-GMS (D. Del.), with Lupin Limited and Lupin Pharmaceuticals, Inc. relating to the Product (as such term is defined in the Original Agreement);

(c) Falk and Salix are parties to litigation, Civil Action No. 14-213 (D.Del.), with Novel Laboratories, Inc. (“Novel”) relating to the Product (“Novel Action”);

(c) Falk and Salix desire to settle the afore-described litigation and in connection therewith to effect certain modifications to the arrangements set forth in the Original Agreement; and

(d) Falk and Salix desire to expand the territory covered by the Original Agreement to include Canada and wish to make provisions therefor;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS

1.1.	In this Second Amendment the following definitions shall apply unless the context requires otherwise:

“Applicable Laws” means the applicable laws, rules and regulations that may be in effect from time to time.

1.2.	Terms defined in the Original Agreement or in Clause 2 of this Second Amendment are used in this Second Amendment with the same meanings accorded to them in the Original Agreement (as amended by Clause 2, if relevant) or in Clause 2, as the case may be.

2.	AMENDMENTS TO DEFINITIONS IN ORIGINAL AGREEMENT

2.1.	Clause 1.1 of the Original Agreement is amended by adding at the end thereof the following definitions:

2.1.1.	“Agreement” shall mean this License Agreement as from time to time amended in accordance with the provisions of Clause 24 hereof.

2.1.2.	“Authorized Generic” shall mean any product that (i) contains the Compound, including without limitation the Product, (ii) is approved for distribution in the United States under or pursuant to any NDA filed by or on behalf of Falk or Salix in respect of such product, and (iii) is distributed without the Apriso® trademark.

2.1.3.	“Canada Term” shall commence on the Second Amendment Date and continue until whichever is the later of: (a) the Patent Expiry Date (Canada) or (b) the fifteenth (15th) anniversary of the Launch of a Product, but subject always to earlier termination under Clause 18.

2.1.4.	“Canada Territory” shall mean Canada.

2.1.5.	“Generics Manufacturer” shall mean any Third Party that as a material part of its business markets or sells Generic Products anywhere in the world or has any Affiliate that does so.

2.1.6.	“Generic Product” shall mean a product that gains marketing approval without de novo evidence of safety and efficacy, such as through an abbreviated new drug application (ANDA) as defined in 21 U.S.C. 355(j) or an application submitted pursuant to 21 U.S.C. 355(b)(2) or an application submitted pursuant to equivalents of such statutory provisions in jurisdictions other than the United States.

2.1.7.	“Lupin Atlantis” shall mean Lupin Atlantis Holdings S.A., a Swiss company.

2.1.8.	“Lupin Canada Distribution Agreement” shall mean that certain Distribution Agreement (Canada), dated the Second Amendment Date, between Salix and Lupin Atlantis.

2.1.9.	“Lupin Ltd.” shall mean Lupin Limited, an Indian corporation.

2.1.10.	“Lupin Parties” shall mean, collectively, Lupin Atlantis, Lupin Ltd., and Lupin Pharma.

2.1.11.	“Lupin Pharma” shall mean Lupin Pharmaceuticals, Inc., a Virginia corporation.

2.1.12.	“Lupin Settlement Agreement” shall mean that certain Settlement Agreement, dated the Second Amendment Date, between Falk, Salix, Lupin Ltd., and Lupin Pharma.

2.1.13.	“Lupin Sublicense Agreement” shall mean that certain Sublicense Agreement (Apriso®), dated the Second Amendment Date, between Falk, Salix, Lupin Ltd., and Lupin Pharma.

2.1.14.	“Novel” means Novel Laboratories, Inc., a Delaware corporation.

2.1.15.	“Novel Settlement Agreement” shall mean that certain Settlement Agreement that is proposed to be executed at some point following the Second Amendment Date between Falk, Salix, and Novel, it being understood that unless and until such agreement is executed and delivered by Falk, Salix and Novel no obligation of any kind shall arise in respect of such agreement or in respect of such agreement hereunder. For clarity, neither Falk nor Salix shall have any obligation to enter into any such Settlement Agreement with Novel.

2.1.16.	“Novel Sublicense Agreement” shall mean that certain Sublicense Agreement (Apriso®) that is proposed to be executed at some point following the Second Amendment Date between Falk, Salix, and Novel, it being understood that unless and until such agreement is executed and delivered by Falk, Salix and Novel no obligation of any kind shall arise in respect of such agreement or in respect of such agreement hereunder. For clarity, neither Falk nor Salix shall have any obligation to enter into any such Sublicense Agreement with Novel.

2.1.17.	“Patent Expiry Date (Canada)” shall mean the date on which the Product shall cease to be the subject of any Valid Claim in any Falk Patents in the Canada Territory.

2.1.18.	“Patent Expiry Date (U.S.)” shall mean the date on which the Product shall cease to be the subject of any Valid Claim in any Falk Patents in the United States Territory.

2.1.19.	“Salix COGS” has the meaning set forth in Schedule A to the Second Amendment.

2.1.20.	“Second Amendment” shall mean that certain Second Amendment to License Agreement, dated the Second Amendment Date, between Falk and Salix, as the same may be amended from time to time in accordance with the provisions of the said document.

2.1.21.	“Second Amendment Date” shall mean 11 September 2014.

2.1.22.	“Sublicense Revenue” shall mean all payments directly or indirectly by or on behalf of a Sublicensee to Salix or its Affiliates relating to, or resulting from, in either case directly or indirectly, an arrangement respecting a Sublicense in respect of the Canada Territory, including

(a) all upfront and other payments payable to Salix upon execution of such a Sublicense with a Sublicensee in respect of Salix’s rights hereunder;

(b) all development, regulatory, commercialization or other milestone payments for milestones under any such Sublicense;

(c) all license maintenance fees under any such Sublicense;

(d) all payments to Salix for the supply of Product for purposes of its Exploitation under such Sublicense;

(e) all payments to Salix under any such Sublicense for the reimbursement of research and development costs incurred by Salix;

(f) the fair market value of any equity securities issued in respect of any such Sublicense to Salix that exceeds any amount paid by Salix for such securities;

(g) the amount by which any amount paid by a Sublicensee to Salix for equity securities issued to such Sublicensee in respect of any such Sublicense exceeds the fair market value of such equity securities;

(h) all royalties, profit share payments, distribution fees, and other payments under such Sublicense based on the sales of Products; and

(i) the fair market value of any other form of consideration paid to Salix by a Sublicensee for such a Sublicense,

but excluding in all cases Salix COGS to procure or Manufacture Products for which payments under Clause (d) above are made to Salix and Salix’s actual cost to perform activities in and specifically for the sublicensed territory for which payments under Clause (e) above are made to Salix. The amount of Sublicense Revenue for any Quarter shall be reduced by any amount of Sublicense Revenue previously received by Salix that Salix is required to return or refund to the payor thereof during such Quarter.

2.1.23.	“Sublicensee” shall mean any Third Party who is granted a Sublicense and, for the avoidance of doubt, shall include Lupin Atlantis in its capacity as Salix’s counterparty for the Lupin Canada Distribution Agreement.

2.1.24.	“United States Term” shall commence on the Effective Date and continue until whichever is the later of (a) the Patent Expiry Date (U.S.) or (b) the fifteenth (15th) anniversary of the Launch of a Product, but subject always to earlier termination under Clause 18.

2.1.25.	“United States Territory” shall mean the United States of America and its territories and possessions and the commonwealth of Puerto Rico.

2.2.	The definition of “ANDA Date” contained in Clause 1.1 of the Original Agreement is amended by replacing the term “Territory” with the term “United States Territory.”

2.3.	The definition of “Approval” contained in Clause 1.1 of the Original Agreement is amended by replacing the acronym “USA” with the term “United States Territory.”

2.4.	The definition of “Falk Patents” contained in Clause 1.1 of the Original Agreement is amended to read in its entirety as follows:

“Falk Patents” shall mean, (a) insofar as the context relates to the Canada Territory (but without thereby limiting Clause (b)), any Patent in the name of Falk or any Falk Affiliate existing at any time during the Canada Term relating in any manner to the Exploitation of the Compound in any formulation (including any foam or oral formulation and whether alone or in combination with any other Compound) in the Canada Territory and, (b) insofar as the context relates to the United States Territory (but without thereby limiting Clause (a)), any Patent in the name of Falk or any Falk Affiliate existing at any time during the United States Term, including the Patents listed in Schedule 1, relating in any manner to the Exploitation of the Compound in any formulation (including any foam or oral formulation and whether alone or in combination with any other Compound) in the United States Territory.

2.5.	The definition of “Launch” contained in Clause 1.1 of the Original Agreement is amended by replacing the term “Territory” with the term “United States Territory.”

2.6.	The definition of “Market Assumption” contained in Clause 1.1 of the Original Agreement is amended by replacing term “Territory” with the term “United States Territory.”

2.7.	The definition of “Net Sales” contained in Clause 1.1 of the Original Agreement is amended as follows:

2.7.1.	The clause beginning with “shall mean” and ending with “following items” contained in the said definition is amended to read in its entirety as follows:

shall mean gross amounts invoiced in respect of sales to Third Parties of the Product, in the United States Territory, by Salix, its Affiliates or Sublicensees and, in the Canada Territory, by Salix or its Affiliates (but not by Sublicensees), less the following items:

2.7.2.	The following provision shall be added at the end thereof:

For the avoidance of doubt, no sales of Product that give rise to, or are made pursuant to arrangements involving, Sublicense Revenue that is shared between Falk and Salix pursuant to Clause 3.3 shall constitute or be included in Net Sales.

Notwithstanding any other provision contained in this definition of Net Sales, sales of Product by Lupin Ltd., Lupin Pharma or their Affiliates pursuant to the Lupin Sublicense Agreement or by Novel or its Affiliates pursuant to the Novel Sublicense Agreement shall not constitute or be included in Net Sales.

2.8.	The definition “Patent Expiry Date” contained in Clause 1.1 of the Original Agreement is deleted.

2.9.	The definition of “Product” contained in Clause 1.1 of the Original Agreement is amended to read in its entirety as follows:

“Product” shall mean any medicinal pellet formulation of the Compound the Exploitation of which, (a) in respect of the Canada Territory, falls within any Valid Claim of the Falk Patents in the Canada Territory and, (b) in respect of the United States Territory, falls within any Valid Claim of the Falk Patents in the United States Territory, and in both cases ((a) and (b)) shall include the Initial Product, the BID Product and the One Daily Product, as the context may require.

2.10.	The definition of “Second Approval Date” contained in Clause 1.1 of the Original Agreement is amended by replacing the acronym “USA” with the term “United States Territory.”

2.11.	The definition of “Sublicense” contained in Clause 1.1 of the Original Agreement is amended to read in its entirety as follows:

“Sublicense” shall mean (a) a sublicense granted by Salix to a Third Party of the rights granted under Clause 2.1 or (b) the Lupin Canada Distribution Agreement. For the avoidance of doubt, (a) except for the Lupin Canada Distribution Agreement and the arrangements contemplated thereby, the appointment by Salix of any distributor, wholesaler or dealer of the Product shall not be a Sublicense; and (b) the appointment of a manufacturer to manufacture the Product for or on behalf of Salix shall not be deemed a Sublicense.

2.12.	The definition of “Term” contained in Clause 1.1 of the Original Agreement is amended to read in its entirety as follows:

“Term” shall mean the Canada Term and the United States Term or either of them. When the context so requires, Term shall be understood to mean the later to expire of the Canada Term and the United States Term.

2.13.	The definition of “Territory” contained in Clause 1.1 of the Original Agreement is amended to read in its entirety as follows:

“Territory” shall mean the Canada Territory and the United States Territory or either of them.

2.14.	The definition of “Valid Claim” contained in Clause 1.1 of the Original Agreement is amended to read in its entirety as follows:

“Valid Claim” shall mean, (a) in respect of the Canada Territory, a claim of any issued and unexpired Patent in the Canada Territory and, (b) in respect of the United States Territory, a claim of any issued and unexpired Patent in the United States Territory, in each case ((a) and (b)) which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

3.	LICENSE GRANT

3.1.	Clause 2.1 of the Original Agreement is amended to read in its entirety as follows:

2.1 Falk grants to Salix:

2.1.1 from the Effective Date for the United States Term in respect of the Falk Patents, the Falk IP and the Falk Product

Data the sole and exclusive royalty bearing right and license to use the same and to develop, use and Exploit the Product throughout the United States Territory and a non-exclusive right and license to manufacture and have manufactured the Product in any part of the world for Exploitation in the United States Territory and Falk therefore undertakes:

(a) not at any time during the United States Term to grant or purport to grant to any Third Party any right to Exploit the Product in the United States Territory; and

(b) not to Exploit the Product during the United States Term in the United States Territory; and

(c) to maintain during the United States Term as Confidential Information (subject to the provisions of Clause 11), all Product Data (including Joint Product Date) and not to disclose any Product Data to any Third Party otherwise than under terms relating to confidentiality and restricting the use of such Product Data in any manner in the United States Territory.

2.1.2 from the Second Amendment Date for the Canada Term in respect of the Falk Patents, the Falk IP and the Falk Product Data the sole and exclusive royalty bearing right and license to use the same and to develop, use and Exploit the Product throughout the Canada Territory and a non-exclusive right and license to manufacture and have manufactured the Product in any part of the world for Exploitation in the Canada Territory and Falk therefore undertakes:

(a) not at any time during the Canada Term to grant or purport to grant to any Third Party any right to Exploit the Product in the Canada Territory; and

(b) not to Exploit the Product during the Canada Term in the Canada Territory; and

(c) to maintain during the Canada Term as Confidential Information (subject to the provisions of Clause 11), all Product Data (including Joint Product Data) and not to disclose any Product Data to any Third Party otherwise than under terms relating to confidentiality and restricting the use of such Product Data in any manner in the Canada Territory.

3.2.	Clause 2.3 of the Original Agreement is amended by adding an additional sentence at the end thereof, such sentence to read as follows:

Notwithstanding the foregoing, Falk approves and consents to the Lupin Canada Distribution Agreement as it exists on the Second Amendment Date, subject to the following:

(a)	any amendment or modification or waiver of any of the provisions of the Lupin Canada Distribution Agreement that

(i)	concern or relate to, directly or indirectly, the rights granted to Salix under this Agreement (for clarity, and without limitation, as amended by the Second Amendment) or under the Second Amendment;

(ii)	concern or relate to, directly or indirectly, any Falk IP or any Products;

(iii)	concern or relate to, directly or indirectly, any sublicense of any Falk IP granted by Salix;

(iv)	would impact or adversely affect any payments that Falk would be entitled to receive under this Agreement (for clarity, and without limitation, as amended by the Second Amendment), their amount, or calculation, including without limitation any Shared Sublicense Revenue;

(v)	impose upon Falk any additional obligations,

shall require the prior written consent of Falk;

(b)	notwithstanding any other provision hereof, Salix may not, without the prior written consent of Falk, which Falk may withhold in its discretion, sublicense or otherwise grant any rights to manufacture and have manufactured any Product to any of the Lupin Parties or their respective Affiliates; and

(c)	Salix will keep Falk reasonably informed of each Commercialization Plan (as defined in the Lupin Canada Distribution Agreement) with respect to the Product developed and agreed by Salix and Lupin pursuant to the Lupin Canada Distribution Agreement, including without limitation Section 3.3 of the Lupin Canada Distribution Agreement, and any updates thereof or modifications thereto, and the Salix COGS and any changes to Salix COGS (as defined in the Lupin Canada Distribution Agreement) with respect to the Product agreed upon by Lupin and Salix, including copies of the documents setting forth any such Commercialization Plan and Salix COGS.

3.3.	Clause 2 of the Original Agreement is amended by adding new Clauses 2.5 and 2.6 at the end thereof, such new Clauses 2.5 and 2.6 to read as follows:

2.5 Falk consents for all purposes of this Agreement, including, without limitation, Clause 2.3 hereof, to the settlement of the litigation that is the subject of the Lupin Settlement Agreement in accordance with the terms of the Lupin Settlement Agreement and the other Settlement Documents (as defined in the Lupin Settlement Agreement) and the Lupin Canada Distribution Agreement and related supply agreements as they exist on the Second Amendment Date. Without limiting the provisions of the preceding sentence, Falk further consents to the sublicense by Salix of rights granted to it pursuant to Clause 2.1.1 hereof to Lupin Ltd. and Lupin Pharma pursuant to, and upon the terms set forth in, the Lupin Sublicense Agreement, provided that any amendment or modification of any of the provisions of the Lupin Sublicense Agreement or the waiver of any obligations imposed on Lupin Ltd. or Lupin Pharma or their Affiliates, or the waiver or exercise of any rights of Salix or Falk, under the Lupin Sublicense Agreement shall require the prior written consent of Falk. Without limiting the foregoing, Salix will not modify or waive any obligations or covenants of Lupin Ltd. or Lupin Pharma or their Affiliates under the Lupin Sublicense Agreement relating to the New Sublicensed Patent (as that term is defined in the Lupin Sublicense Agreement) without the prior written consent of Falk.

2.6 By its execution of the Novel Settlement Agreement, if and when that occurs, Falk consents for all purposes of this Agreement, including, without limitation, Clause 2.3 hereof, to the settlement of the litigation that is the subject of the Novel Settlement Agreement in accordance with the terms of the Novel Settlement Agreement and the other Settlement Documents (as such term may be defined in the Novel Settlement Agreement). Without limiting the provisions of the preceding sentence, Falk by its execution of the Novel Settlement Agreement and Novel Sublicense Agreement, if and when that occurs, further consents to the sublicense by Salix of rights granted to it pursuant to Clause 2.1.1 hereof to Novel pursuant to, and upon the terms set forth in, the Novel Sublicense Agreement, provided that any amendment or modification of any of the provisions of the Novel Sublicense Agreement or the waiver of any obligations imposed on Novel or its Affiliates, or the waiver or exercise of any rights of Salix or Falk, under the Novel Sublicense Agreement shall require the prior written consent of Falk.

4.	CONSIDERATION

4.1.	Clause 3.1.6 of the Original Agreement is amended by replacing the term “Patent Expiry Date” with the term “Patent Expiry Date (U.S.).”

4.2.	Clause 3.1.7 of the Original Agreement is amended by replacing the term “Patent Expiry Date” with the term “Patent Expiry Date (U.S.).”

4.3.	Clause 3 of the Original Agreement is amended by adding a new Clause 3.3 at the end thereof, such new Clause 3.3 to read in its entirety as follows:

3.3 When Salix enters into arrangements with one or more Sublicensees relating to the Canada Territory, Salix shall pay Falk the following amounts (collectively, the “Shared Sublicense Revenues”):

(a) *** of any payment received by Salix from Lupin Atlantis pursuant to Section 6.1 of the Lupin Canada Distribution Agreement;

(b) *** of any payment received by Salix from Lupin Atlantis pursuant to Section 6.4(d) of the Lupin Canada Distribution Agreement; and

(c) *** of all other Sublicense Revenues (for clarity, such other Sublicense Revenues not to include any amounts received by Salix from Lupin Atlantis pursuant to Sections 6.1 or 6.4(d) of the Lupin Canada Distribution Agreement, provision for the sharing of which is made in clauses (a) and (b) of this Section 3.3) received by Salix pursuant to any such arrangements.

In respect of the Lupin Canada Distribution Agreement, the obligation of Salix to pay to Falk the amounts contemplated by this Clause 3.3 shall survive the termination of the Canada Term (including as a result of the occurrence of the Patent Expiry Date (Canada)) in respect of any product that was at any time prior to the expiration of the Canada Term a “Product” as defined herein and was marketed, distributed or sold by Lupin Atlantis pursuant to the Lupin Canada Distribution Agreement and continue thereafter for so long as the Lupin Canada Distribution Agreement, or any similar or follow-on arrangement between Salix and Lupin Ltd. and its Affiliates for the marketing, distribution or sale of such product in Canada, remains in effect.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Falk and Salix acknowledge and agree that this continued consideration payable by Salix is fair and reasonable in light of Salix’s continued use of the Falk IP (other than any expired Falk Patents) in continuing to perform the Lupin Canada Distribution Agreement. Notwithstanding any provision herein to the contrary, failure by Salix to make the payments due hereunder following expiration of the Canada Term shall entitle Falk to terminate this Agreement pursuant to Clause 18.6, including the licenses granted pursuant to Clause 19.4. Should a court of competent jurisdiction rule, in a final, unappealable or unappealed ruling, that Falk’s right to such continued consideration is not enforceable, the parties will promptly commence negotiations to establish appropriate consideration payable to Falk.

5.	MINIMUM ROYALTY PAYMENTS

5.1.	Clause 4.1 of the Original Agreement is amended by replacing the term “Patent Expiry Date” with the term “Patent Expiry Date (U.S.).”

5.2.	Clause 4.2 of the Original Agreement is amended by replacing the term “Patent Expiry Date” with the term “Patent Expiry Date (U.S.).”

5.3.	Clause 4.4 of the Original Agreement is amended by replacing the term “Patent Expiry Date” in all three places it appears with the term “Patent Expiry Date (U.S.).”

5.4.	Clause 4.5 of the Original Agreement is amended by replacing the term “Patent Expiry Date” with the term “Patent Expiry Date (U.S.).”

6.	PAYMENT

6.1.	Clause 5.1 of the Original Agreement is amended to read in its entirety as follows:

5.1 Salix shall prepare a statement in respect of each Quarter which shall show in reasonable detail for the Quarter in question the calculation of Royalties due to Falk with respect to aggregate Net Sales and Shared Sublicense Revenues due to Falk. Such statement shall specify in reasonable detail the calculation of Net Sales and Sublicense Revenues (in each case in accordance with the definition set out in Clause 1) and the applicable Royalties and Shared Sublicense Revenues due to Falk and such other information relating to the calculation of Net Sales and Sublicense Revenues as Falk may reasonably request from time to time. Such statement shall be submitted to Falk within ninety (90) days of the end of the Quarter to which it relates together with remittance for Royalties due to Falk under Clauses 3.1.6, 3.1.7 and 3.1.8 (as applicable) and Shared Sublicense Revenues due to Falk under Clause 3.3.

6.2.	Clause 5.2 of the Original Agreement is amended by adding a new sentence at the end thereof, such sentence to read as follows:

The provisions of this Clause 5.2 shall not apply in respect of (a) the exercise by Lupin Ltd. and Lupin Pharma of their rights under the Lupin Sublicense Agreement or the making, having made, importation, use, sale or offer for sale by Lupin Ltd. or Lupin Pharma or their Affiliates of the Product pursuant thereto or (b) the exercise by Novel of its rights under the Novel Sublicense Agreement or the making, having made, importation, use, sale or offer for sale by Novel or its Affiliates of the Product pursuant thereto.

6.3.	Clause 5.2.1 of the Original Agreement is amended by adding a new sentence at the end thereof, such sentence to read as follows:

For clarity, the records that may be accessed and inspected by such accounting firm pursuant to this Clause 5.2.1 shall include any relevant documents or information received by Salix from any Lupin Party or their Affiliates.

7.	OBLIGATIONS OF SALIX

7.1.	Clause 6.1.5 of the Original Agreement is amended by replacing the term “Term” with the term “United States Term” and by replacing the term “Territory” both places it appears with the term “United States Territory.”

7.2.	The last sentence of Clause 6.3 of the Original Agreement is amended by replacing the term “Term” with the term “United States Term.”

7.3.	The last sentence of Clause 6.4 of the Original Agreement is amended by replacing the term “Term” with the term “United States Term.”

7.4.	Clause 6 of the Original Agreement is amended by adding new Clauses 6.7, 6.8 and 6.9 at the end thereof, such new Clauses 6.7, 6.8 and 6.9 to read as follows:

6.7 In no event shall Salix, without Falk’s prior written consent, use, or commit to use, as a manufacturer of Product any Generics Manufacturer or any of its Affiliates.

6.8 In no event shall Salix, without Falk’s prior written consent, appoint or use, or commit to appoint or use, any Generics Manufacturer or any of its Affiliates as a distributor in or for the United States Territory of any Authorized Generic upon terms that would permit such Generics Manufacturer or its Affiliate to sell any Authorized Generic in the United States Territory prior to (a) the Existing Sublicensed Patents Start Date (as that term is defined in the Lupin Sublicense Agreement), or (b), if the New Sublicensed Patent (as that term is defined in the Lupin Sublicense Agreement) is issued prior to the Existing Sublicensed Patents Start Date, prior to the New Sublicensed Patent Start Date (as that term is defined in the Lupin Sublicense Agreement.)

6.9 Salix shall not transfer, assign or make available to any Lupin Party or any Generics Manufacturer or any of their respective Affiliates any NDA or any NDS (as that term is defined in the Lupin Canada Distribution Agreement) with respect to any Product. For clarity, the foregoing prohibition shall also apply even if any Lupin Party or any Generics Manufacturer or any of their respective Affiliates acts as a distributor of any Authorized Generic.

8.	PRODUCT DATA

The first sentence of Clause 8.3 of the Original Agreement is amended to read in its entirety as follows:

All right, title and interest in all Product Data arising from any Studies shall be jointly owned by Salix and Falk and either may use such Joint Product Data without further payment or obligation to the other and each of the Parties shall be free to use and Exploit such Joint Product Data and to incorporate it in any regulatory filing Provided that Falk acknowledges that during the United States Term it shall not, and shall not authorise or permit any Third Party to, use any Joint Product Data in the United States Territory and that during the Canada Term is shall not, and shall not authorise or permit any Third Party to, use any Joint Product Data in the Canada Territory.

9.	TRADEMARKS

Clause 9.1 of the Original Agreement is amended by adding at the end thereof two new sentences, such sentences to read as follows:

The provisions of the immediately preceding sentence shall not apply in respect of (a) the exercise by Lupin Ltd. and Lupin Pharma of their rights under the Lupin Sublicense Agreement or the making, having made, importation, use, sale or offer for sale by Lupin Ltd. or Lupin Pharma or their Affiliates of the Product under an ANDA pursuant thereto or (b) the exercise by Novel of its rights under the Novel Sublicense Agreement or the making, having made, importation, use, sale or offer for sale by Novel or its Affiliates of the Product under an ANDA pursuant thereto. For clarity, Salix shall not grant any right to use any Salix trademark for the Product in the Territory, including without limitation the Apriso mark®, to any Lupin Party except for purposes of the marketing, distribution and sale of Product in Canada as and to the extent contemplated by Lupin Canada Distribution Agreement as it exists on the Second Amendment Date.

10.	INTELLECTUAL PROPERTY OWNERSHIP AND INFRINGEMENT

10.1.	The introductory clause in Clause 10.3 of the Original Agreement is amended to read in its entirety as follows:

In the event that Salix at any time during the Canada Term or the United States Term becomes aware of any misappropriation or infringement or alleged misappropriation or infringement by a Third Party (the “Infringer”) of any part of the Falk IP in the Canada Territory or United States Territory, respectively, Salix shall give prompt written notice thereof to Falk (save only in respect of the Joint Product Data, under Clause 10.4):

10.2.	Clause 10.3.2 of the Original Agreement is amended by replacing the term “Territory” with the phrase “Canada Territory or United States Territory, as applicable pursuant to the forepart of this Clause 10.3”.

10.3.	The first sentence of Clause 10.4 of the Original Agreement is amended to read in its entirety as follows:

In the event that Salix at any time during the Canada Term or the United States Term becomes aware of any misappropriation or infringement or alleged misappropriation or infringement by an Infringer of any part of the Joint Product Data in the Canada Territory or United States Territory, respectively, Salix shall give prompt written notice thereof to Falk and Salix shall have the first right (but not the obligation) to take such Remedies as may be necessary or desirable to prevent such infringement and preserve the Joint Product Data.

10.4.	The introductory clause in Clause 10.6 of the Original Agreement is amended to read in its entirety as follows:

In the event that a Third Party institutes a patent, trade secret or other infringement suit against Salix or its Affiliates during the Canada Term or the United States Term, alleging that its Exploitation of the Product in the Canada Territory or United States Territory, respectively, infringes one or more Patents or other Intellectual Property rights held by such Third Party (an “Action”), Salix shall promptly notify Falk thereof in writing and promptly discuss with Falk the best way to respond.

11.	CONFIDENTIALITY

Clause 11.5 of the Original Agreement is amended by adding a new sentence at the end thereof, such new sentence to read as follows:

In no event shall Salix disclose any Confidential Information of Falk that constitutes or relates to Manufacturing Technology or any NDA or any NDS or any other regulatory filings or submissions, or drafts thereof, in the United States Territory or the Canada Territory, including without limitation any dossiers related to regulatory filings, to any Lupin Party or any Generics Manufacturer or any of their respective Affiliates without the prior written consent of Falk. Salix shall not appoint any of the Lupin Parties or their Affiliates as Salix’s administrative agent or other agent, or otherwise grant any authority to Lupin Party or any of their Affiliates, for purposes of making any filings with regulatory authorities in the Canada Territory or the United States Territory without the prior written consent of Falk.

12.	FILINGS; CONFIDENTIALITY AND NON-DISCLOSURE

12.1.	Falk and Salix each agrees to make such filings in respect of this Second Amendment and the other agreements being executed by Falk and Salix and other persons in connection herewith as may be required by Applicable Laws, including those filings with the United State Federal Trade Commission and the United States Department of Justice required by Clause 1112 of Subtitle B of Title XI of the United States Medicare Prescription Drug, Improvement, and Modernization Act of 2003. Each of Falk and Salix agrees that filings contemplated by the preceding sentence shall be permitted to be made by the other notwithstanding any provision contained in Clause 11 of the Original Agreement to the contrary.

12.2.	Subject to Clause 11.1 of this Second Amendment, disclosure of this Second Amendment and its terms shall be governed by the provisions of Clause 11 of the Original Agreement mutatis mutandis.

12.3.	The Parties confirm that the Confidentiality Agreement has by its terms expired and is no longer of any force or effect. In order to avoid uncertainty, the Parties agree that the Confidentiality Agreement is terminated.

13.	INDEMNIFICATION

13.1.	Clause 13.2 of the Original Agreement is amended by adding immediately after Clause 13.2.2 and new Clause 13.2.3, such new Clause 13.2.3 to read in its entirety as follows:

13.2.3 Any alleged or actual breach or violation by both Salix and Falk of their respective representations or warranties set forth in Section 6.1 of the Lupin Settlement Agreement or Section 3.1 of the Lupin Sublicense Agreement to the extent such breach or violation is based on or relates to any Applicable Law in the United States, provided that, for clarity, Salix shall have no obligation to indemnify, hold harmless or defend Falk or its Affiliates pursuant to this Clause 13.2.3 if only Falk or only Salix has breached or violated such representations or warranties given or made by it and the other party has not breached or violated the corresponding representation or warranty given or made it.

13.2.	Clause 13.2 of the Original Agreement is amended by adding a new sentence at the end thereof, such sentence to read as follows:

The provisions of this Clause 13.2 shall not apply in respect of any liability that may arise from (a) the exercise by Lupin Ltd. or Lupin Pharma of their rights under the Lupin Sublicense Agreement or the making, having made, importation, use, sale or offer for sale by Lupin Ltd. or Lupin Pharma or their Affiliates of the Product pursuant thereto or (b) the exercise by Novel of its rights under the Novel Sublicense Agreement or the making, having made, importation, use, sale or offer for sale by Novel or its Affiliates of the Product pursuant thereto.

14.	CERTAIN RESTRICTIONS

Clause 16.2 of the Original Agreement is amended to read in its entirety as follows:

16.2 Falk undertakes and covenants that it shall not within the Canada Territory during the Canada Term or in the United States Territory during the United States Term either directly or indirectly be involved in the marketing, use, sale or exploitation of any product containing the Compound Provided That such restriction shall cease to apply in respect of a Falk Additional Product notified to Salix under Clause 15.2 in the event that Salix shall not acquire rights to Such Falk Additional Product under the terms of Clause 15.2

15.	TERM

Clause 18.1 of the Original Agreement is amended to read in its entirety as follows:

This Agreement shall become and be effective, unless earlier terminated pursuant to the other provisions of this Clause 18, insofar as it applies to the Canada Territory during the Canada Term and insofar as it applies to the United States Territory during the United States Term.

16.	CONSEQUENCES OF TERMINATION

16.1.	Clause 19.2.3 is amended by adding the following sentence at the end of that provision:

Without limiting the foregoing, the provisions of Clauses 2.3 and 2.5 requiring the consent of Falk, the last sentence of Clause 9.1, and the provisions of Clauses 3.3, 5, 6.7, 6.8, 6.9 and 11.5 shall survive termination or expiration of this Agreement.

16.2.	Clause 19.4 is amended to read in its entirety as follows:

19.4 If this Agreement as it relates to a Product in the Canada Territory expires upon the expiration of the Canada Term for such Product, the licenses granted hereunder in respect of the Canada Territory for such Product shall continue thereafter on a non exclusive basis and shall, subject to Clause 19.4.1, be fully paid-up and perpetual:

19.4.1 Salix shall thereafter, and notwithstanding anything in Clause 3 to the contrary, be entitled to Exploit the Product in the Canada Territory subject to continued payment by Salix to Falk as and to the extent required by Clause 3.3 and in respect of Royalties due in respect of Net Sales in the United States Territory; and

19.4.2 in that event, Falk shall be entitled either itself or by a Third Party to exploit the Product in the Canada Territory; and

19.4.3 in that event, the provisions of Clauses 2.3 and 2.5 requiring the consent of Falk, the last sentence of Clause 9.1, and the provisions of Clauses 3.3, 5, 6.7, 6.8, 6.9 and 11.5 shall survive termination or expiration of this Agreement.

For clarity, the provisions of this Clause 19.4 are subject to the provisions of Clause 3.3 and shall not alter or qualify the obligation of Salix to make the payments contemplated thereby to Falk.

16.3.	Clause 19 is amended by adding new clause 19.5 and 19.6 at the end thereof, such new Clauses 19.5 and 19.6 to read in their entirety as follows:

19.5 If this Agreement as it relates to a Product in the United States Territory expires upon the expiration of the United States Term for such Product, the licenses granted hereunder in respect of the United States Territory for such Product shall continue thereafter on a non exclusive basis and shall be fully paid-up and perpetual and for the avoidance of doubt:

19.5.1 Salix shall thereafter, and notwithstanding anything in Clause 3 to the contrary, be entitled to Exploit the Product in the United States Territory free of any further payment to Falk except in respect of Royalties due in respect of Net Sales in the Canada Territory and Shared Sublicense Revenues due in respect of Sublicenses granted by Salix in respect of the Canada Territory; and

19.5.2 Falk shall be entitled either itself or by a Third Party to exploit the Product in the United States Territory.

19.6 Notwithstanding any other provision of Clause 18 or this Clause 19, upon on termination of this Agreement that may occur, the rights of the Lupin Parties under the Lupin Sublicense Agreement shall continue as a direct license from Falk to the Lupin Parties.

17.	LAW AND ARBITRATION

Any controversy or claim of whatsoever nature arising out of or relating in any manner whatsoever to this Second Amendment or any breach of any terms of this Second Amendment shall be governed by and construed in all respects in accordance with the laws of the US State of New York without regard to any choice of law provisions or rule that might otherwise refer construction or interpretation of this Second Amendment to the substantive law of another jurisdiction. Any dispute arising out of or relating to the existence, negotiation, validity, formation, interpretation, breach, performance or application of this Second Amendment shall be subject to resolution exclusively in accordance with the provisions of Clauses 28 and 29.2 through 29.4 of the Original Agreement.

18.	ENTIRE AGREEMENT AND SEVERABILITY

18.1.	This Second Amendment and the Original Agreement, as amended by this Second Amendment, constitute the entire agreement between the Falk and Salix with respect to the subject matter thereof. This Second Amendment supersedes all prior agreements, whether written or oral, with respect to the subject matter of this Second Amendment. Each of Falk and Salix confirms that it is not relying on any representations, warranties or covenants of the other in entering into this Second Amendment except as specifically set out in this Second Amendment. Nothing in this Second Amendment is intended to limit or exclude any liability for fraud.

18.2.	The Original Agreement, as amended by this Second Amendment, is ratified by the parties hereto and as so amended shall continue in full force and effect.

18.3.	This Second Amendment is intended to be valid and effective under any Applicable Laws and, to the extent permissible under Applicable Laws, shall be construed in a manner to avoid violation of or invalidity under any Applicable Laws. Should any provisions of this Second Amendment be or become invalid, illegal or unenforceable under any Applicable Laws, the other provisions of this Second Amendment shall not be affected and shall remain in full force and effect and, to the extent permissible under Applicable Laws, any such invalid, illegal or unenforceable provision shall be deemed amended lawfully to conform with the intent of the parties.

19.	EXPENSES; REIMBURSEMENT

19.1.	Subject to the ongoing indemnification obligations of Falk and Salix under Clause 13 of the Original Agreement, each of Falk and Salix shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such party incidental to the negotiation, preparation, execution and delivery of this Second Amendment.

19.2.	Upon Salix’s submission to Falk of evidence of Salix’s payment to Lupin of the full amount contemplated by Section 8.9 of the Lupin Settlement Agreement and an appropriate invoice from Salix, Falk shall reimburse Salix for a *** portion of such payment by wire transfer of immediately available funds to such bank account in the United States as may be designated in Salix’s invoice. Falk shall make such payment not later than thirty (30) days following its receipt of Salix’s invoice.

20.	REPRESENTATIONS AND WARRANTIES; RELEASE; INDEMNIFICATION

20.1.	Salix acknowledges that as of the Second Amendment Date Falk has no knowledge as to whether or not the execution and delivery of the Lupin Sublicense Agreement or Lupin Settlement Agreement and the performance of Falk’s obligations under these agreements, conflicts or will conflict with or violates or will violate any requirement of Applicable Law (as defined in the Lupin Sublicense Agreement or Lupin Settlement Agreement, as relevant) in the United States.

20.2.	Clause 12.2.15 of the Original Agreement is hereby amended by adding at the beginning thereof the phrase “To the knowledge of Falk,” and deleting the word “The” that appears at the beginning thereof and replacing it with the word “the.”

20.3.	Salix represents, warrants and covenants that other than as provided for in Section 19.2 of this Second Amendment, Salix and its Affiliates and Sublicensees do not have any claim against Falk or any Affiliates of Falk or any officer, director, employee or agent of Falk or any Affiliate of Falk for any Losses arising from or relating to the Action (as the term is defined in the Lupin Settlement Agreement) or Falk’s representations and warranties under Clause 12.2.15 of the Original Agreement as they relate to the Action or the claims of the Lupin Parties made therein or to the Novel Action or the claims of the Novel or its Affiliates made therein.

20.4.	Salix, on behalf of itself and its Affiliates, hereby fully, finally and irrevocably releases, relinquishes, and discharges Falk and any Affiliates of Falk and any officer, director, employee and agent of Falk and any Affiliate of Falk from any claim, demand, obligation, causes of action, or any Losses that Salix or its Affiliates may have that arises or may arise from or that relates to the Action or Clause 12.2.15 or Clause 13.1.1 of the Original Agreement as they relate to the Action and the claims of the Lupin Parties made therein, other than as provided for in Section 19.2 of this Second Amendment.

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

21.	OTHER AGREEMENTS

Simultaneously herewith, Falk and Salix are entering into the Lupin Sublicense Agreement with Lupin Ltd. and Lupin Pharma; Falk and Salix are entering into the Lupin Settlement Agreement with Lupin Ltd. and Lupin Pharma; and Salix is entering into the Lupin Canada Distribution Agreement with Lupin Atlantis. The effectiveness of this Second Amendment is explicitly conditioned on the simultaneous execution and delivery by each of the parties thereto of each and every one of the aforesaid agreements.

22.	COUNTERPARTS

This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Second Amendment delivered by facsimile or other electronic transmission shall be effective as an original executed signature page.

[Signatures appear on the next page.]

IN WITNESS WHEREOF, Falk and Salix have executed this Second Amendment to be effective the day and year first above written.

DR FALK PHARMA GmbH

By:	/s/ Ursula Falk

Name:	Falk Ursula

Title:	CEO

SALIX PHARMACEUTICALS, INC.

By:	/s/ Rick Scruggs

Name:	Rick Scruggs

Title:	EVP of Business Development

[Signature page for Second Amendment to License Agreement]

SCHEDULE A

Salix COGS

As used in this Agreement, “Salix COGS” means:

For Products that are manufactured for Salix by a Third Party:

The price paid by Salix to such Third Party for such Products, together with warehousing, freight, duty, insurance and any other out-of-pocket costs or expenses incurred by Salix in respect of such Products, without markup.

For Products that are manufactured by Salix or its Affiliates:

I. Salix COGS includes the costs of all direct materials, direct labor and manufacturing overhead consumed, provided or procured by a manufacturing facility in the manufacture of a particular Product, together with appropriate: (i) allowances for manufacturing variances, (ii) inventory carrying charges, and (iii) adjustments for inventory valuations as calculated using GAAP.

For such purposes:

A. Direct material costs include:

1. The cost of raw materials, process consumables (i.e., resins, membranes, etc. to the extent not renewable and depreciable and more appropriately captured by Item I.C.2. (below), containers, container components, packaging, labels and other printed materials used in the production of the Product.

2. Scrap of raw materials, work in progress and finished goods (exclusive of losses in excess of a reasonable allowance for wastage limits within normal industry standards for the Product.)

B. Direct labor costs include:

1. Salaries and fringe benefits for personnel directly involved in the manufacturing process of the Product.

C. Manufacturing overhead is limited to costs that can be identified in a practical manner with specific units of production in accordance with GAAP but cannot be included in specific direct material or direct labor costs. Such overhead costs may include:

1. Department-specific manufacturing overhead allocations, including, but not limited to, utilities (e.g., oil, electric, steam, water), indirect manufacturing materials and supplies, consumables (e.g., production supply materials, tools, spare parts), supervision, production management, plant management, engineering and development support, maintenance and repair of the production plant and production equipment, taxes (excluding income taxes) and insurance with respect to the Product.

Schedule A - page 1

2. Depreciation, which reflects on a pro rata basis over the reasonably estimated life thereof, the use of assets in the manufacture of the Product.

3. Overhead allocations of costs from service areas directly involved in the manufacture of a Product, including human resources, IT, quality assurance analysis of raw materials in production, including analysis of semi-finished and finished goods produced, materials management (including wages and salaries relating to materials administration, purchasing and warehousing), regulatory affairs, validation, inventory storage, process documentation, and other services required to be performed in connection with the Manufacture of the Product.

4. Rent and other costs allocable to the lease of facilities, equipment or materials used to Manufacture the Product.

D. Allowances for manufacturing variances, including yield variances within cGMP tolerances.

E. Allowances for adjustments to inventory, valuation, including reasonable charges for spoilage, expiration of shelf life and like charges related to the Product Manufactured.

F. Property and sales taxes on shipment and warehousing related to finished goods.

II. Without limitation, Salix COGS does not include:

A. Costs incurred due to Product rework, except the reasonable allowance included under item I.A.2.

B. Research and development costs.

C. Intercompany margins/markups on intercompany transfers between or among manufacturing plants or Affiliates.

D. Insurance related to product liability.

E. Commercialization costs.

F. Overhead (including administrative, legal, accounting and similar costs), except as specified in item I.C.

Schedule A - page 2